EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 4Kids Entertainment, Inc. 2008 Long-Term Incentive Compensation Plan of our reports dated March 13, 2009, on our audits of the consolidated financial statements of 4Kids Entertainment, Inc. as of December 31, 2008 and 2007, and for each of the years in the three year period ended December 31, 2008 and on the effectiveness of internal control over financial reporting as of December 31, 2008 included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Eisner LLP

New York, New York

March 19, 2009